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                                                        STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                   FILED 09:00 AM 22/26/2002
                                                      020799380 - 3089499

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               PLANETRX.COM, INC.
                         (Pursuant to Section 242 of the
                      General Corporation Law of Delaware)

     PLANETRX.COM, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the name of this Corporation is PLANETRX.COM, INC. and that this Corporation was originally incorporated under the name PRX Holdings, Inc. pursuant to the General Corporation Law on the 27th day of August, 1999.

     SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended to (i) change the name of the Corporation, (ii) increase the number of shares of Common Stock that the Corporation shall be authorized to issue, and (iii) permit stockholder action by written consent.

     THIRD: ARTICLE I of the Restated Certificate of Incorporation of the Corporation is hereby amended, in its entirety to read as follows:

                                   "ARTICLE I

     The name of this corporation is Paragon Financial Corporation"

     FOURTH: The first paragraph of ARTICLE IV of the Restated Certificate of Incorporation of the Corporation is hereby amended, in its entirety to read as follows:

     "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of that this corporation is authorized to issue to four hundred five million (405,000,000) shares. Four hundred million (400,000,000) shares shall be Common Stock, par value $.0001 per Share, and five million (5,000,000) shares shall be Preferred Stock, par value $.0001 per share."

     FIFTH: ARTICLE VIII of the Restated Certificate of Incorporation of the Corporation is hereby amended, in its entirety to read as follows:

                                  "ARTICLE VIII

     If action is to be taken by the stockholders of the corporation without a meeting, then the written consent of the holders of all of the shares of capital stock



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entitled to vote on such action shall be required to take such action, unless the action has been authorized by the Board of Directors of the corporation, in which case the written consents of the holders of not less than a majority of the shares of capital stock entitled to vote on such action shall be required to take such action."

     SIXTH: The foregoing amendments were duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

     IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation has been executed by the Chief Executive Officer of this Corporation on this 26th day of December, 2002.

                                             PLANETRX.COM, INC.

                                              By: /s/ Steven A. Burleson
                                                 -----------------------------
                                                 Steven A. Burleson
                                                 Chief Executive Officer